EXHIBIT 17.2
September 26, 2006
Board of Directors
Medwave, Inc.
435 Newbury Street,
Danvers, MA 01923
Re: Final Draft of Form 8-K
To Whom It May Concern:
I agree with the disclosures concerning the circumstances surrounding my resignation that are contained in the Form 8-K provided to me by Medwave, Inc.
Yours truly,

/s/ John Miclot
John Miclot